EXHIBIT B

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            JAGUAR INVESTMENTS, INC.

Jaguar Investments, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Nevada (the
"Corporation"), does hereby certify:

FIRST: That the Board of Directors of the Corporation (the "Board"), by unanimous written consent of its members, filed with the minutes of the Board, adopted resolutions adopting the following amendment to the Certificate of Incorporation of the Corporation (the "Certificate"):

RESOLVED, That the Board of Directors hereby approves and recommends to the Shareholders the amendment to Article IV of the Company's Articles of Incorporation, as amended, to effect an increase in the number of authorized shares of capital stock to one hundred one million (101,000,000), including one million (1,000,000) shares of Preferred Stock, so that, as amended, said Article shall read in its entirety as follows:

"IV. AUTHORIZATION OF CAPITAL STOCK: The total number of shares of capital stock which the corporation shall have the authority to issue is One Hundred One Million (101,000,000) shares, of which One Hundred Million (100,000,000) are common stock, par value US$0.001 per share (the "Common Stock"), and One Million (1,000,000) shares are preferred stock, par value US$0.01 per share (the "Preferred Stock"). Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends, if any, thereon shall be cumulative, if made cumulative. The voting powers and the preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the voting powers and the designation, preferences and relative, optional and other special rights, and the qualifications, limitations and restrictions of such series, including, but without limiting the generality of the foregoing, the following:

(A) The distinctive designation of, and the number of shares of Preferred Stock which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board Directors;

(B) The rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock and whether such dividends shall be cumulative or non-cumulative;

(C) The right, if any, of the holders of Preferred Stock of such series to convert the same into or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock of the Corporation and the terms and conditions of such conversion or exchange;
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(D) Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

(E) The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up, of the Corporation;

(F) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and

(G) The voting powers, if any, of the holders of such series of Preferred Stock which may without limiting the generality of the foregoing, include the right, voting as a series or by itself or together with other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation if there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine."

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders holding a majority of the outstanding shares of stock entitled to vote on the amendments have given written consent to said amendments in accordance with the provisions of Section 78.320 of the General Corporation Law of the State of Nevada.

THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 78.390 of the General Corporation Law of the State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Ian Rice, its President and Chief Executive Officer this _____ day of February 2001.

                                   JAGUAR INVESTMENTS, INC.

                                   By: /s/ Rodger D. Spainhower
                                      ---------------------------------------
                                      Secretary and Treasurer